Exhibit 10.12

Sysco iCare
1390 Enclave Parkway Houston, TX 77077-2099
(281) 584-1390

www.syscoicare.com

Friday, May 6, 2011

Mr. Christopher Carey
Eyes on the Go, Inc.
60 Broadway, PH 12
Brooklyn, NY 11211

Dear Mr. Carey,

Reference is made to that certain iCare Marketing Agreement, dated as of April 1, 2011, by and between you and us, section 18 of which requires our consent to any assignment of the agreement on your part, for purposes of which section 18, a merger is deemed to be an assignment.

We have received a copy of a draft of the Merger Agreement, dated as of May 1, 2011, by and among Avenue Exchange Corp., Eyes Enterprises, Inc. and you, and, having reviewed that agreement, consent to the assignment of the aforesaid iCare Marketing Agreement that will occur upon consummation of the merger contemplated by said Merger Agreement.

We waive any default under the aforesaid iCare Marketing Agreement by reason of the payment of the Integration Fee of $35,000 specified in Exhibit B thereto to be paid by April 15, 2011, provided that said fee is paid by May 15, 2011.

We also confirm that, except for the late payment of said fee, no default exists under the aforesaid iCare Marketing Agreement.

Sincerely,

/s/ Christopher R. Hemmeter
Christopher R. Hemmeter
President
iCare Marketing, Inc.